Explanatory Note: In accordance with Rule 252(f)(iii) promulgated by the Securities and Exchange Commission under the Securities Act of 1933 (as amended), Old Glory Holding Company has prepared this Amendment No. 4 to its Form 1-A, solely for the purpose of filing an amended Exhibit 11.1 (updated Auditor Consent). Accordingly, this Amendment consists only of Part I, this Explanatory Note, Part III, the signature page to Form 1-A, the Exhibit Index, and the included Exhibit 11.1. The Offering Circular is unchanged and has therefore been omitted.

PART III – INDEX TO EXHIBITS

Exhibit No.	Description
1.1	Broker-Dealer Onboarding Agent Engagement Agreement, dated August 29, 2024 between Rialto Markets LLC and Old Glory Holding Company.
2.1	Certificate of Incorporation of Old Glory Holding Company, dated November 9, 2021.
2.2	Amended Certificate of Incorporation of Old Glory Bank, dated November 30, 2022.
2.3	Bylaws of Old Glory Holding Company, dated November 9, 2021.
2.4	Amended and Restated Bylaws of Old Glory Holding Company, dated November 30, 2022.
4.1	Form of Subscription Agreement for Offering.
6.1	Transfer Agent Services Agreement, dated August 29, 2024, between Rialto Markets Transfer Services, LLC and Old Glory Holding Company.
6.2	Old Glory Holding Company 2022 Stock Incentive Plan.
6.3	Form of Award Agreement under the Old Glory Holding Company 2022 Stock Incentive Agreement.
6.4	Stock Restriction Agreement, dated November 9, 2021 (as amended) between Old Glory Holding Company and the Stockholders that are a party thereto. Note: Investors in this Offering will not become a party hereto.
6.5	Registration Rights Agreement, dated November 9, 2021, between Old Glory Holding Company and the holders of Class A Common Stock that are a party thereto. Note: Investors in this Offering will not become a party hereto.
6.6	Deposit Account Control Agreement, dated November 4, 2024, among Old Glory Holding Company, Rialto Markets, LLC, and Old Glory Bank.
11.1	Consent of Eide Bailly LLP to our report relating to the consolidated financial statements of Old Glory Holding Company for the calendar years ended 2023 and 2022.
12.1	Opinion of Barnes & Thornburg LLP regarding legality of the securities being offered.
99.1	Consent Order issued by the Federal Deposit Insurance Corporation and the Oklahoma State Banking Department, dated May 1, 2024 in the matter of Old Glory Bank.

SIGNATURES

Pursuant to the requirements of Regulation A, Old Glory Holding Company, as issuer, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Atlanta, GA, on December 13, 2024.

Old Glory Holding Company

	By:	/s/ Michael P. Ring
Michael P. Ring, President & CEO

Date signed: December 13, 2024

BOARD OF DIRECTORS:

/s/ Benjamin S. Carson, Sr.
Benjamin S. Carson, Sr.

/s/ Robert Anthony Dieste
Robert Anthony Dieste

/s/ Laurence A. Elder
Laurence A. Elder

/s/ Michael P. Ring
Michael P. Ring

/s/ Daniel C. Schneider
Daniel C. Schneider